Exhibit 99.1

  Canterbury Park Holding Corporation Announces First Quarter Results

    SHAKOPEE, Minn.--(BUSINESS WIRE)--May 11, 2007--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the first quarter ended March 31, 2007.

    The Company earned net income of $892,377 on revenues of $11,468,589 for the three months ended March 31, 2007, compared to net income of $1,162,647 on revenues of $12,096,377 for the same period in 2006. Diluted earnings per share for the first quarter of 2007 were $.21 compared to $.26 for the same period last year. Further results for the first three months of 2007 are presented in the accompanying table below.

    Revenues in the first quarter of 2007 decreased 5.2% over the quarter ended March 31, 2006. This decrease is primarily due to a 9.9% decrease in pari-mutuel revenues to $2.7 million in the first quarter from $3.0 million for the same period in 2006. This decrease is partially due to the cancellation of a significant number of races due to inclement weather at many racetracks which are simulcast at Canterbury Park, more typical winter weather in Minnesota compared to last year's unusually mild winter, and growing competition from Internet wagering on simulcast racing. In addition, Card Club revenues decreased 3.4% in the first quarter to $7.5 million from $7.8 million for the same period in 2006. The Card Club revenue decrease reflects a 6.2% decrease from poker games partially due to the more typical 2007 winter weather conditions in Minnesota as well as waning interest nationwide in poker, and by a 1.8% revenue decrease from casino games. Operating expenses decreased approximately $92,726 in the first quarter, a .9% decrease compared to the same period in 2006, reflecting decreases in advertising, maintenance and other expenses, offset by increases in depreciation and utilities, as well as a charge to salaries expense of approximately $246,000 related to a one-time retirement benefit offered to certain eligible employees and severance pay related to involuntary terminations.

    Randy Sampson, Canterbury Park's President commented: "The decline in first quarter net income reflects the impact of growing competition from the Internet and Native American casinos. In addition, the poor weather conditions experienced locally and throughout other parts of the country had an adverse impact on our simulcast operations. However, we have initiated several cost reduction programs which will help counter the adverse effect on revenues and prepare us for future competition."

    About Canterbury Park:

    Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 68-day 2007 live race meet began on May 5th and ends September 3, 2007. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, competition from other sports and entertainment options, increases in costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.



                CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS
                             (UNAUDITED)
----------------------------------------------------------------------

                                          Three Months   Three Months
                                             Ended          Ended
                                         March 31, 2007 March 31, 2006
                                         -------------- --------------

Operating Revenues (net)                   $11,468,589    $12,096,377


Operating Expenses                         $10,017,588    $10,110,314

Income from Operations                      $1,451,001     $1,986,063

Non-Operating Income, net                      $72,460        $53,084

Income before Income Tax Expense            $1,523,461     $2,039,147

Income Tax Expense                            $631,084       $876,500

Net Income                                    $892,377     $1,162,647

Basic Net Income Per Common Share                $0.22          $0.29

Diluted Net Income Per Common Share              $0.21          $0.26



    CONTACT: Canterbury Park Holding Corporation
             Randy Sampson, 952-445-7223